Exhibit 99.1

Cross Country Healthcare Announces Fourth Quarter and Full Year 2016 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--March 1, 2017--Cross Country Healthcare, Inc. (NASDAQ: CCRN) today announced financial results for its fourth quarter and full year ended December 31, 2016.

FINANCIAL HIGHLIGHTS:

Amounts are in thousands, except percent and per share data.

	Q4 2016	% Change Q4 2015	Full Year 2016	% Change Full Year 2015

Revenue	$222,523	15%	$833,537	9%
Net (loss) income
attributable to common shareholders	$(7,884)	(29)%	$7,967	80%

Diluted EPS	$(0.24)	(26)%	$0.15	7%

Adjusted EBITDA*	$12,011	10%	$44,701	19%

Adjusted EPS*	$0.20	11%	$0.69	28%

* Refer to tables and discussion of Non-GAAP financial measures below.

“This quarter we grew revenue faster than anticipated due to strong demand from new and existing customers. In addition, were it not for higher healthcare and workers' compensation experience related to the fourth quarter, we would have exceeded our guidance for Adjusted EBITDA,” stated William J. Grubbs, President and Chief Executive Officer. “As a result of the significant number of business wins over the past year, we increased our level of investments in staff and candidate attraction in the fourth quarter and our outlook includes a continuation of these investments in the first quarter of 2017. By taking full advantage of these new business wins, we expect to grow revenue in our Nurse and Allied segment at double digits in 2017 and continue to improve the revenue trends of our other business segments.” Grubbs added, “Over the past few years, we have significantly improved Cross Country Healthcare’s operations which has given us revenue momentum that we believe is sustainable given the strong market conditions, a stable economy, and our improved execution.”

Fourth quarter consolidated revenue was $222.5 million, an increase of 15% year-over-year and 4% sequentially. Consolidated gross profit margin was 25.9%, down 20 basis points year-over-year and down 120 basis points sequentially as a result of increased healthcare and workers' compensation costs. Net loss attributable to common shareholders was $7.9 million compared to $6.1 million in the prior year. The 2016 fourth quarter included a loss on the derivative liability of $14.2 million compared to a $9.5 million loss in the prior year. Diluted EPS was a loss of $0.24 per share compared to a loss of $0.19 per share in the prior year. Adjusted EBITDA was $12.0 million or 5.4% of revenue, as compared with $10.9 million or 5.7% of revenue in the prior year. Adjusted EPS was $0.20 compared to $0.18 in the prior year.

For the year ended December 31, 2016, consolidated revenue was $833.5 million, an increase of 9% year-over-year. Consolidated gross profit margin was 26.6%, up 90 basis points year-over-year. Net income attributable to common shareholders was $8.0 million, or $0.15 per diluted share, compared to $4.4 million or $0.14 per diluted share in the prior year. Adjusted EBITDA was $44.7 million or 5.4% of revenue, as compared with $37.6 million or 4.9% of revenue in the prior year. Adjusted EPS was $0.69 compared to $0.54 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing increased 20% year-over-year and 4% sequentially. Contribution income was $18.1 million, up from $15.4 million in the prior year. The year-over-year increase in revenue and contribution income resulted predominantly from organic growth and improved pricing and, to a lesser extent, the impact of the Mediscan acquisition. Average field FTEs increased to 7,156 from 6,792 in the prior year. Revenue per FTE per day was $295 compared to $259 in the prior year, driven primarily by improved pricing.

Physician Staffing

Revenue from Physician Staffing decreased 9% year-over-year and 1% sequentially, primarily due to a decrease in volume. Contribution income was $2.3 million, down from $2.7 million in the prior year. Compared to the prior year, total days filled decreased to 14,521 from 18,131 and revenue per day filled increased to $1,599 from $1,392 due to improved pricing and mix of business.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.7 million, a decrease of 3% year-over-year and an increase of 12% sequentially. The sequential increase was due to growth in our executive search business. Contribution income was a loss of $0.3 million, compared to income of $0.1 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow used in operating activities for the current quarter was $2.1 million compared to $0.6 million used in the same period of the prior year. Cash flow provided by operating activities for the full year was $30.1 million compared to $18.2 million in the prior year. At December 31, 2016, the Company had $20.6 million in cash and cash equivalents, $39.5 million of term loan and $25.0 million of convertible notes at par. There were no borrowings drawn on its $100.0 million revolving credit facility, and $22.2 million of letters of credit outstanding, leaving $77.8 million available for borrowings under the revolving credit facility.

Outlook for First Quarter 2017

Q1 2017 Range
Year-over-Year Change

Revenue	$209 million - $214 million	6% - 9%

Gross Profit Margin	24.7% - 25.2%	(130) bps - (80) bps

Adjusted EBITDA	$5 million - $6 million	(41)% - (30)%

Adjusted EPS	$0.00 - $0.02	$(0.09) - $(0.07)

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, changes in debt structure, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, March 2, 2017, at 9:00 A.M. Eastern Time to discuss its fourth quarter and full year 2016 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from March 2nd through March 16th at the Company's website and a replay of the conference call will be available by telephone by calling 800-391-9854 from anywhere in the U.S. or 402-220-9828 from non-U.S. locations - Passcode: 2017.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling, and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015

Revenue from services	$222,523	$193,148	$214,988	$833,537	$767,421
Operating expenses:
Direct operating expenses	164,890	142,669	156,778	611,802	570,056
Selling, general and administrative expenses	46,290	39,991	45,922	179,820	161,275
Bad debt expense	97	228	19	593	999
Depreciation	1,109	954	995	4,168	3,856
Amortization	1,104	1,263	1,097	5,014	4,210
Loss on sale of business (a)	—	—	—	—	2,184
Acquisition-related contingent consideration (b)	107	—	237	814	—
Acquisition and integration costs (c)	78	160	—	78	902
Restructuring costs (d)	142	127	611	753	1,274
Impairment charges (e)	—	2,100	—	24,311	2,100
Total operating expenses	213,817	187,492	205,659	827,353	746,856
Income from operations	8,706	5,656	9,329	6,184	20,565
Other expenses (income):
Interest expense	1,428	1,647	1,435	6,106	6,810
Loss (gain) on derivative liability (f)	14,165	9,516	(7,105)	(5,805)	9,901
Loss on early extinguishment of debt (g)	—	—	—	1,568	—
Other income, net	(87)	(276)	(92)	(230)	(306)
(Loss) income before income taxes	(6,800)	(5,231)	15,091	4,545	4,160
Income tax expense (benefit)	849	696	802	(4,186)	(794)
Consolidated net (loss) income	$(7,649)	$(5,927)	$14,289	$8,731	$4,954
Less: Net income attributable to noncontrolling interest in subsidiary	235	171	223	764	536
Net (loss) income attributable to common shareholders	$(7,884)	$(6,098)	$14,066	$7,967	$4,418

Net (loss) income per share attributable to common shareholders - Basic	$(0.24)	$(0.19)	$0.44	$0.25	$0.14

Net (loss) income per share attributable to common shareholders - Diluted	$(0.24)	$(0.19)	$0.22	$0.15	$0.14

Weighted average common shares outstanding:
Basic	32,263	31,817	32,221	32,132	31,514
Diluted (h)	32,263	31,817	36,255	36,246	32,162

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015
Adjusted EBITDA: (i)
Net (loss) income attributable to common shareholders	$(7,884)	$(6,098)	$14,066	$7,967	$4,418
Depreciation and amortization	2,213	2,217	2,092	9,182	8,066
Interest expense	1,428	1,647	1,435	6,106	6,810
Income tax expense (benefit)	849	696	802	(4,186)	(794)
Loss on sale of business (a)	—	—	—	—	2,184
Acquisition-related contingent consideration (b)	107	—	237	814	—
Acquisition and integration costs (c)	78	160	—	78	902
Restructuring costs (d)	142	127	611	753	1,274
Impairment charges (e)	—	2,100	—	24,311	2,100
Loss (gain) on derivative liability (f)	14,165	9,516	(7,105)	(5,805)	9,901
Loss on early extinguishment of debt (g)	—	—	—	1,568	—
Other income, net	(87)	(276)	(92)	(230)	(306)
Equity compensation	765	687	847	3,379	2,460
Net income attributable to noncontrolling interest in subsidiary	235	171	223	764	536
Adjusted EBITDA (i)	$12,011	$10,947	$13,116	$44,701	$37,551

Adjusted EPS: (j)
Numerator:
Consolidated net (loss) income attributable to common shareholders	$(7,884)	$(6,098)	$14,066	$7,967	$4,418
Non-GAAP adjustments - pretax:
Loss on sale of business (a)	—	—	—	—	2,184
Acquisition-related contingent consideration (b)	107	—	237	814	—
Acquisition and integration costs (c)	78	160	—	78	902
Restructuring costs (d)	142	127	611	753	1,274
Impairment charges (e)	—	2,100	—	24,311	2,100
Loss (gain) on derivative liability (f) (j)	14,165	9,516	(7,105)	(5,805)	9,901
Loss on early extinguishment of debt (g)	—	—	—	1,568	—
Tax impact of non-GAAP adjustments (k)	—	—	—	(7,036)	(3,524)
Adjusted net income attributable to common shareholders - non-GAAP	$6,608	$5,805	$7,809	$22,650	$17,255

Denominator:
Weighted average common shares - basic, GAAP	32,263	31,817	32,221	32,132	31,514
Dilutive impact of share-based payments (j)	557	684	512	593	648
Adjusted weighted average common shares - diluted, non-GAAP	32,820	32,501	32,733	32,725	32,162

Reconciliation: (j)
Diluted EPS, GAAP	$(0.24)	$(0.19)	$0.22	$0.15	$0.14
Non-GAAP adjustments - pretax:
Loss on sale of business (a)	—	—	—	—	0.07
Acquisition-related contingent consideration (b)	—	—	0.01	0.03	—
Acquisition and integration costs (c)	—	0.01	—	—	0.03
Restructuring costs (d)	0.01	—	0.02	0.03	0.04
Impairment charges (e)	—	0.07	—	0.74	0.07
Loss (gain) on derivative liability (f) (j)	0.43	0.29	(0.22)	(0.18)	0.30
Loss on early extinguishment of debt (g)	—	—	—	0.05	—
Tax impact of non-GAAP adjustments (k)	—	—	—	(0.22)	(0.11)
Adjustment for change in dilutive shares (j)	—	—	0.21	0.09	—
Adjusted EPS, non-GAAP (j)	$0.20	$0.18	$0.24	$0.69	$0.54

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$20,630	$2,453
Accounts receivable, net	173,620	146,873
Prepaid expenses	6,126	4,521
Insurance recovery receivable	3,037	2,866
Other current assets	2,198	2,032
Total current assets	205,611	158,745
Property and equipment, net	12,818	10,470
Trade names, indefinite-lived	35,402	36,101
Goodwill, net	79,648	95,096
Intangible assets, net	36,835	46,813
Debt issuance costs, net	929	376
Other non-current assets	17,135	17,994
Total assets	$388,378	$365,595

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$58,837	$41,098
Accrued employee compensation and benefits	33,243	29,402
Current portion of long-term debt and capital lease obligations	2,263	8,071
Deferred purchase price	—	2,184
Other current liabilities	2,749	5,291
Total current liabilities	97,092	86,046
Long-term debt and capital lease obligations	84,760	81,301
Non-current deferred tax liabilities	13,154	18,475
Long-term accrued claims	28,870	30,070
Contingent consideration	5,301	3,533
Other long-term liabilities	7,399	4,826
Total liabilities	236,576	224,251

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	256,570	254,108
Accumulated other comprehensive loss	(1,241)	(1,207)
Accumulated deficit	(104,089)	(112,056)
Total Cross Country Healthcare, Inc. stockholders' equity	151,243	140,848
Noncontrolling interest	559	496
Total stockholders' equity	151,802	141,344
Total liabilities and stockholders' equity	$388,378	$365,595

Cross Country Healthcare, Inc.
Segment Data (l)
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	December 31,	% of	December 31,	% of	September 30,	% of	% change	% change
	2016	Total	2015	Total	2016	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$194,050	87%	$162,131	84%	$186,623	87%	19.7%	4.0%
Physician Staffing	24,813	11%	27,236	14%	25,090	12%	(8.9)%	(1.1)%
Other Human Capital Management Services	3,660	2%	3,781	2%	3,275	1%	(3.2)%	11.8%
	$222,523	100%	$193,148	100%	$214,988	100%	15.2%	3.5%

Contribution income: (m)
Nurse and Allied Staffing	$18,115		$15,436		$19,472		17.4%	(7.0)%
Physician Staffing	2,262		2,672		2,400		(15.3)%	(5.8)%
Other Human Capital Management Services	(339)		142		(154)		(338.7)%	(120.1)%
	20,038		18,250		21,718		9.8%	(7.7)%

Unallocated corporate overhead (n)	8,792		7,990		9,449		(10.0)%	7.0%
Depreciation	1,109		954		995		(16.2)%	(11.5)%
Amortization	1,104		1,263		1,097		12.6%	(0.6)%
Acquisition-related contingent consideration (c)	107		—		237		(100.0)%	54.9%
Acquisition and integration costs (c)	78		160		—		51.3%	(100.0)%
Restructuring costs (d)	142		127		611		(11.8)%	76.8%
Impairment charges (e)	—		2,100		—		100.0%	—%
Income from operations	$8,706		$5,656		$9,329		53.9%	(6.7)%

	Year Ended						Year-over- Year
	December 31,	% of	December 31,	% of			% change
	2016	Total	2015	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$721,486	86%	$621,258	81%			16.1%
Physician Staffing	98,283	12%	115,336	15%			(14.8)%
Other Human Capital Management Services	13,768	2%	30,827	4%			(55.3)%
	$833,537	100%	$767,421	100%			8.6%

Contribution income: (m)
Nurse and Allied Staffing	$71,992		$55,718				29.2%
Physician Staffing	8,265		10,213				(19.1)%
Other Human Capital Management Services	(535)		1,863				(128.7)%
	79,722		67,794				17.6%

Unallocated corporate overhead (n)	38,400		32,703				(17.4)%
Depreciation	4,168		3,856				(8.1)%
Amortization	5,014		4,210				(19.1)%
Loss on sale of business (a)	—		2,184				100.0%
Acquisition-related contingent consideration (b)	814		—				(100.0)%
Acquisition and integration costs (c)	78		902				91.4%
Restructuring costs (d)	753		1,274				40.9%
Impairment charges (e)	24,311		2,100				(1,057.7)%
Income from operations	$6,184		$20,565				(69.9)%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2016	2015	2016	2016	2015

Net cash (used in) provided by operating activities (in thousands)	$(2,124)	$(631)	$19,402	$30,145	$18,235

Nurse and Allied Staffing statistical data:
FTEs (o)	7,156	6,792	6,954	6,953	6,624
Average Nurse and Allied Staffing revenue per FTE per day (p)	$295	$259	$292	$284	$257

Physician Staffing statistical data:
Days filled (q)	14,521	18,131	16,639	62,482	77,601
Revenue per day filled (r)	$1,599	$1,392	$1,576	$1,549	$1,463

(a)	On August 31, 2015, the Company completed the sale of Cross Country Education, LLC, to PESI, Inc. The Company recognized a pre-tax loss of $2.2 million related to the divestiture of the business. In addition, the Company recorded a benefit of $3.5 million from the reversal of valuation allowances associated with this business, resulting in an after-tax gain of $1.3 million.
(b)	Acquisition-related contingent consideration primarily represents the fair value and accretion adjustments to the contingent consideration liability for the Mediscan acquisition noted above.
(c)	Acquisition and integration costs are primarily related to due diligence efforts for the US Resources Healthcare acquisition that closed on December 1, 2016 and the Mediscan acquisition that closed on October 30, 2015. The results of these acquisitions have been included in the Company's consolidated statements of operations since their dates of acquisition.
(d)	Restructuring costs related to severance and lease consolidations incurred as part of our separate and discrete cost savings initiatives.
(e)	The year ended December 31, 2016 includes non-cash impairment charges of $24.3 million ($17.3 million after taxes) related to the Physician Staffing reporting unit. The three months and year ended December 31, 2015 include non-cash impairment charges of $2.1 million ($1.3 million after taxes) related to the Physician Staffing trade name.
(f)	Loss (gain) on derivative liability represents the change in the fair value of embedded features of our convertible notes.
(g)	Loss on early extinguishment of debt relates to the write-off of unamortized net debt discount and issuance costs as well as transaction fees and expenses related to the extinguishment of the Company's subordinated term loan.
(h)	When applying the if-converted method to our convertible notes, 3,521,126 shares are not included in diluted weighted average shares for the three months ended December 31, 2016 and the three months and year ended December 31, 2015 because their effect was anti-dilutive.
(i)	Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net (loss) income attributable to common shareholders before depreciation, amortization, interest expense, income tax expense (benefit), loss on sale of business, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, loss (gain) on derivative liability, loss on early extinguishment of debt, other (income) expense, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its annual cash incentive program for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(j)	Adjusted EPS, a non-GAAP financial measure, is defined as net (loss) income attributable to common shareholders per diluted share before the diluted EPS impact of loss on sale of business, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, loss (gain) on derivative liability, and loss on early extinguishment of debt. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. For the three months ended December 31, 2016 and 2015, the adjustments to diluted EPS, GAAP had the effect of converting the net loss to net income. As a result, potentially dilutive shares that were excluded in the diluted EPS, GAAP calculation have been included in the adjusted EPS calculation. When applying the if-converted method for the calculation of diluted EPS, GAAP, the convertible notes were dilutive for the three months ended September 30, 2016 and the year ended December 31, 2016. Adjusted EPS excludes the effects of the convertible notes that were reported as being dilutive in these periods.
(k)	Tax impact on the non-GAAP items is related to: the reversal of indefinite-lived intangible assets related to the sale of business for the year ended December 31, 2015, and the impairment charges on indefinite-lived intangible assets of the Physician Staffing business in the year ended December 31, 2016. There is no tax impact on the other items due to the Company's full valuation allowance for all reported periods.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)	Contribution income is defined as income from operations before depreciation, amortization, loss on sale of business, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(n)	Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.
(o)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(p)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(q)	Days filled is calculated by dividing the total hours invoiced during the period by 8 hours.
(r)	Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com